Exhibit 21.1

TALOS ENERGY INC. - LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
ANRP (Talos DC), LLC	Delaware
Talos Oil & Gas LLC	Delaware
Talos Energy LLC	Delaware
Talos Energy México 2 S. de R. L. de C. V.	Mexico
Talos Energy México 7 S. de R. L. de C. V.	Mexico
Talos Energy Offshore LLC	Delaware
Talos Energy Offshore México 2 S. de R. L. de C. V.	Mexico
Talos Energy Offshore México 7 S. de R. L. de C. V.	Mexico
Talos Energy Phoenix LLC	Delaware
Talos ERT LLC	Delaware
Talos Petroleum LLC	Delaware
Talos Production Finance Inc.	Delaware
Talos Production Inc.	Delaware
Talos Resources LLC	Delaware